UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2020

RPC, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8726	58-1550825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329

(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (404) 321-2140

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	RES	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement.

On September 25, 2020, RPC, Inc., a Delaware corporation (“RPC”), entered into that certain Amendment No. 5 to Credit Agreement (the “Amendment”), between RPC, the Lenders party thereto, the Subsidiary Loan Parties party thereto and Bank of America, N.A., as Administrative Agent.  The Amendment is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The Amendment (1) reduces the maximum amount available for borrowing from $125 million to $100 million, (2) decreases the minimum tangible net worth covenant level from not less than $600 million to not less than $400 million, and (3) increases the margin spreads and commitment fees payable by 37.5 and 5 basis points, respectively, at each pricing level of the applicable rate without any changes to the leverage ratios used to calculate such spreads.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description
99.1	Amendment No. 5 to Credit Agreement dated as of September 25, 2020 among RPC, Bank of America, N.A., certain other Lenders party hereto, and the Subsidiary Loan Parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RPC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPC, Inc.

Date: October 1, 2020	/s/ Ben M. Palmer
Ben M. Palmer
Vice President and Chief Financial Officer